Exhibit 10.3

ASSET ACQUISITION AGREEMENT

Lishui Xingzhuang Park Children’s Amusement Park

Party A (Purchaser): Nanping Golden Carnival Culture Development Co., Ltd.

Unified Social Credit Code: 91350700MAK9QA4Q9X

Party B (Transferor): Guangxi Senguang Entertainment Investment Co., Ltd.

Unified Social Credit Code: 91450100MA5K99ME2X

Recitals

WHEREAS:

1. Party B lawfully holds the assets relating to the Lishui Xingzhuang Park Children’s Amusement Park project and has full ownership of, and the right to dispose of, such assets;

2. Party B has engaged a third-party institution to issue an Asset Appraisal Report with respect to the Target Assets, and Party A has reviewed such report and accepted the appraisal results; and

3. Party A intends to acquire the Target Assets relating to the Lishui Xingzhuang Park Children’s Amusement Park project held in the name of Party B, excluding any equity interest in a project company, and Party B agrees to transfer such assets in accordance with this Agreement.

Following friendly consultations, the Parties hereby agree as follows:

Article 1. Target of the Acquisition

1.1 The target of this acquisition is all relevant assets relating to the Lishui Xingzhuang Park Children’s Amusement Park project held in the name of Party B, including, without limitation, the fixed assets, intangible assets and rights and interests under project-related business contracts associated with the project (collectively, the “Target Assets”).

This transaction constitutes an acquisition of assets only and does not include the acquisition of any equity interest in a project company or involve any change in the shareholders of a project company.

Article 2. Purchase Price

2.1 The Parties confirm that the aggregate purchase price for the Target Assets is RMB29,381,573.20 (in words: Renminbi Twenty-Nine Million Three Hundred Eighty-One Thousand Five Hundred Seventy-Three and Twenty Cents).

Article 3. Payment Terms

3.1 The purchase price shall be paid in two installments:

1. First installment: Party A shall pay 50% of the aggregate purchase price within five business days after the date of execution of this Agreement; and

2. Second installment: Party A shall pay the remaining 50% of the purchase price within five business days after the Parties complete delivery of the Target Assets and all procedures for the transfer of title thereto.

Article 4. Asset Handover

4.1 Following Party A’s payment of the first installment, Party B shall fully cooperate with Party A in completing the delivery of the Target Assets, registration of changes in title and delivery of the complete set of project documentation, so as to ensure that Party A successfully obtains full ownership of, and all related rights and interests in, the Target Assets.

4.2 Upon completion of the handover, ownership of, risk relating to and all related rights and interests in the Target Assets shall formally transfer to Party A. Party B shall thereafter cease to have any rights relating to the Target Assets and shall not bear any obligations corresponding to the Target Assets.

Article 5. Rights and Obligations of the Parties

5.1 Rights and obligations of Party A:

1. Party A shall have the right to receive the Target Assets and related documentation in accordance with this Agreement and to enjoy all rights and interests in the Target Assets;

2. Party A shall pay the purchase price on time in accordance with this Agreement and cooperate with Party B in completing the transfer of title to and handover of the Target Assets;

3. Party A shall be responsible for the operation and management of the Target Assets and bear the risks relating thereto following completion of the handover, and shall conduct its business in compliance with applicable laws and regulations; and

4. Party A shall not disclose Party B’s trade secrets or the contents of this Agreement.

5.2 Rights and obligations of Party B:

1. Party B shall have the right to receive the purchase price in accordance with this Agreement and shall cooperate with Party A in completing the handover of and transfer of title to the Target Assets;

2. Party B represents that the Target Assets are authentic and lawful and shall truthfully disclose information relating to the Target Assets without concealment, fraud or other similar conduct;

3. Following completion of the handover, Party B shall cooperate with Party A in addressing any outstanding matters relating to the Target Assets, if necessary, and shall not interfere with Party A’s operation or management of the Target Assets; and

4. Party B shall not disclose Party A’s trade secrets or the contents of this Agreement.

Article 6. Confidentiality

6.1 The Parties confirm that the contents of this Agreement, information relating to the Target Assets, the Asset Appraisal Report and the Parties’ trade secrets, including financial data, operating information and customer resources, constitute confidential information.

6.2 Each Party shall adopt reasonable confidentiality measures and shall not disclose the foregoing confidential information to any third party, except as required by law or with the other Party’s prior written consent.

6.3 The confidentiality obligations under this Article shall survive termination of this Agreement. A Party that breaches its confidentiality obligations shall compensate the other Party for all losses arising from such breach.

Article 7. Dispute Resolution

7.1 Any dispute arising during the performance of this Agreement shall first be resolved through friendly consultations between the Parties. If the dispute cannot be resolved through consultations, either Party may commence legal proceedings before a court of competent jurisdiction at Party A’s location.

Article 8. Miscellaneous

8.1 Any matter not addressed in this Agreement may be set forth in a supplemental agreement separately executed by the Parties. Any such supplemental agreement shall have the same legal effect as this Agreement.

8.2 This Agreement shall become effective upon execution by the authorized signatories and affixation of the seals of both Parties. This Agreement is executed in four counterparts, with each Party holding two counterparts, each of which shall have the same legal effect.

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Signature Page

Party A (Seal):

Nanping Golden Carnival Culture Development Co., Ltd.

Legal Representative/Authorized Representative: ____________________

Party B (Seal):

Guangxi Senguang Entertainment Investment Co., Ltd.

Legal Representative/Authorized Representative: ____________________

Date of Execution: ______ year ______ month ______ day

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